Exhibit 8.1

LIST OF SUBSIDIARIES OF GOLDEN GREEN ENTERPRISES LIMITED

Name	Jurisdiction of Incorporation

Wealth Rainbow Development Limited	Hong Kong

Henan Green Complex Materials Co., Ltd.	People’s Republic of China